EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements on Form S-4 (Nos. 333-66644 and 333-666444-01), the Registration Statements on Form S-3 (Nos. 333-89604, 333-107996, 333-107051 and 333-118106), the Registration Statement on Form S-4 (No. 333-118104) and the Registration Statement on Form S-8 (No. 333-115588) of Pride International, Inc. of our report dated March 25, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Houston, Texas
March 25, 2005